Exhibit 10.2

Execution Version

PROMISSORY NOTE

$1,000,000	Dated: July 29, 2010

FOR VALUE RECEIVED, the undersigned Conatus Pharmaceuticals Inc., a Delaware corporation (together with its permitted successors and assigns, “Maker”), hereby promises to pay to the order of Pfizer Inc., a Delaware corporation (together with its successors and any subsequent holder of this Promissory Note being referred to as “Payee”), at its corporate offices at 235 East 42nd Street, New York, NY 10017, the principal sum of ONE MILLION DOLLARS ($1,000,000), together with accrued and unpaid interest thereon, on July 29, 2020, (the “Maturity Date”). Interest on the principal of this Promissory Note from time to time outstanding will accrue daily from the date of this Promissory Note until this Promissory Note is paid in full at a per annum interest rate equal to seven percent, compounded quarterly; provided, however, interest on all past due amounts will bear interest at a per annum interest rate equal to ten percent, compounded monthly. Interest on this Promissory Note will be payable quarterly in cash in arrears on the first Business Day of each January, April, July and October, commencing on October 1, 2010, calculated at a rate per annum based upon the actual number of days elapsed over a year of 360 days.

At any time prior to the Maturity Date, and after providing 15 days prior written notice to Payee, Maker will have the right to prepay, in whole or part, the unpaid principal balance of this Promissory Note, together with accrued and unpaid interest thereon, without premium or penalty. Any such pre-payment will be applied first to the payment of accrued and unpaid interest on the principal amount of this Promissory Note being pre-paid and the remainder, if any, will be applied to principal.

Notwithstanding anything contained herein to the contrary, this Promissory Note is hereby expressly limited so that in no contingency or event whatsoever, will the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, Payee will ever receive as interest hereunder an amount that would exceed the highest lawful rate applicable to Maker, such amount that would be excessive interest will be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest, and if the principal amount of this Promissory Note is paid in full, any remaining excess will forthwith be paid to Maker, and in such event, Payee will not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

Maker and each surety, endorser, guarantor, and other party now or hereafter liable for payment of this Promissory Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable hereon, and further agree to any and all extensions, renewals, modifications, partial payments and substitutions of evidence of indebtedness with or without notice before or after demand by Payee for payment hereunder. All sums payable hereunder will be payable by Maker to Payee in lawful money of the United States of America and immediately available funds.

In the event this Promissory Note is placed in the hands of any attorney for collection or suit is filed hereon or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection hereof, Maker and any guarantor hereby jointly and severally agree to pay to Payee all expenses and costs of collection, including, but not limited to, reasonable attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Time is of the essence with respect to all of Maker’s obligations and agreements under this Promissory Note.

THIS PROMISSORY NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THEREOF, AND MAKER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN NEW YORK CITY, NEW YORK.

All of the covenants, obligations, promises and agreements contained in this Promissory Note made by Maker will be binding upon its permitted successors and assigns. Maker will not allow or cause this Promissory Note to be assumed, or assign, delegate or otherwise transfer this Promissory Note or any of its rights, interests or obligations hereunder without the prior written consent of Payee.

The occurrence of any of the following will constitute an “Event of Default” under this Promissory Note, upon which occurrence all the principal of and any accrued and unpaid interest on this Promissory Note will mature and become immediately due and payable without further notice, demand or presentment for payment, together with all reasonable costs incurred by Payee in the enforcement and collection of this Promissory Note:

(a) a Change of Control of Maker;

(b) Maker fails to pay when due any principal of this Promissory Note;

(b) Maker fails to pay within ten days following the date when due any interest on, or other payment required under the terms of, this Promissory Note;

(c) Maker fails to provide Payee, within 60 days after the end of each fiscal quarter of Maker, unaudited balance sheets as of the end of such quarter (consolidated if applicable), and unaudited statements of income or loss, retained earnings or deficit, cash flows and capital structure of Maker for such quarter, certified by Maker’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein;

(d) Maker fails to provide Payee, within 150 days after the end of each fiscal year of Maker, audited balance sheets as of the end of such year (consolidated if applicable),

and related statements of income or loss, retained earnings or deficit, cash flows and capital structure of Maker for such year, and accompanied by an audit report and opinion of the independent certified public accountants of recognized national standing selected by Maker;

(e) Maker in any way (i) hypothecates or creates or permits to exist any Lien with respect to any of its or its Subsidiaries’ property, except for Permitted Liens or (ii) sells, transfers, assigns, pledges, collaterally assigns, exchanges, or otherwise disposes of (collectively, a “Transfer”), or permits any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers: (A) of inventory in the ordinary course of business, (B) of non-exclusive licenses and similar arrangements for the use of the property of Maker or its Subsidiaries in the ordinary course of business and licenses that are exclusive in certain respects (such as field of use or geographical territory) made in the ordinary course of business that do not result in a transfer of title to the intellectual property that is the subject of such license under applicable law, (C) of worn-out or obsolete equipment, or (D) by Maker to its Subsidiaries in an aggregate amount not to exceed $2,000,000 on an annual basis;

(f) Maker (i) pays any dividends or makes any distributions on its Equity Securities, (ii) purchases, redeems, retires, defeases or otherwise acquires for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements approved by its Board of Directors), (iii) returns any capital to any holder of its Equity Securities as such, (iv) makes any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such, or (v) sets apart any sum for any such purpose; provided, however, Maker may declare dividends payable solely in common stock;

(g) Maker creates, incurs, assumes or suffers to exist, or permits its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(h) Maker liquidates or dissolves or otherwise ceases to be a corporation validly existing and in good standing under the laws of its state of incorporation;

(i) Maker fails to notify Payee of any event or condition that has had or could be reasonably expected to have a Material Adverse Effect;

(j) Maker or any of its Subsidiaries fails to make any payment when due under the terms of any Indebtedness to be paid by such Person (excluding this Promissory Note but including any other Indebtedness of Maker or any of its Subsidiaries to Payee) and such failure continues beyond any period of grace provided with respect thereto, or defaults in the observance or performance of any other agreement, term or condition contained in any such Indebtedness, and the effect of such failure or default is to cause Indebtedness in an aggregate amount of $2,000,000 or more to become due prior to its stated date of maturity;

(k) Maker or any of its Subsidiaries (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) are unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) are dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of affecting any of the foregoing;

(l) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered or such proceeding is not dismissed or discharged within 30 days of commencement; or

(m) A final judgment or order for the payment of money in excess of $1,000,000 is rendered against Maker or any of its Subsidiaries and the same remains undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Maker or any of its Subsidiaries and such judgment, writ, or similar process is not released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

The Holder acknowledges and agrees that the Indebtedness evidenced by this Promissory Note is subordinate to the Senior Secured Convertible Promissory Notes issued pursuant to that certain Note and Warrant Purchase Agreement among Maker and the Investors named therein, dated as of March 5, 2010.

All notices and other communications required or permitted to be delivered, given or otherwise provided under this Promissory Note must be in writing and must be delivered, given or otherwise provided: (1) by hand (in which case, it will be effective upon delivery); (2) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (3) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below:

If to Maker, to it at:

Conatus Pharmaceuticals Inc.

4365 Executive Drive, Suite 200

San Diego, CA 92121

Facsimile number: (858) 558-8920

Attention: Chief Executive Officer

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Facsimile number: (858) 523-5450

Attention: Scott N. Wolfe/Cheston J. Larson

If to Payee, to it at:

Pfizer Inc.

234 East 42nd Street

New York, NY 10017

Facsimile number: (212) 573-0768

Attention: Senior Vice President and General Counsel

with a copy to:

Steven A. Wilcox

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile number: 617-235-0223

For purposes of this Promissory Note:

“Business Day” means any day on which commercial banks are not authorized or required to close in New York.

“Change of Control of Maker” means an event in which: (a) any other Person or group of Persons acting in concert (other than a Parent Entity of the Maker) acquires beneficial ownership of securities of the Maker representing more than 50% of the voting power of the then outstanding securities of the Maker with respect to the election of directors of the Maker, other than the issuance of securities by Maker to such Person or group of Persons primarily for capital raising purposes; or (b) the Maker enters into a merger, consolidation, scheme or arrangement or similar transaction with another Person, unless (i) the members of the Board of Directors of the Maker immediately prior to such transaction constitute more than 50% of the members of the Board of Directors of the Maker (or a Parent Entity of the Maker) immediately following such transaction and (ii)

the Persons who beneficially owned the outstanding voting securities of the Maker immediately prior to such transaction beneficially own securities of the Maker representing at least 50% of the voting power with respect to the election of directors of the Maker immediately following such transaction, or a Parent Entity of the Maker beneficially owns securities of the Maker representing 100% of the voting power with respect to the election of directors of the Maker immediately following such transaction; or (c) the Maker sells to any Person(s), in one or more related transactions, a majority of the property and assets of the Buyer.

“Equity Securities” of any Person means (i) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

“Indebtedness” of any Person means and includes the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (iv) all obligations under capital leases of such Person, (v) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (viii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis, and (ix) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

“Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect from time to time in the state of New York or comparable law of any jurisdiction.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities or financial or other condition of Maker and its Subsidiaries, taken as a whole; (ii) the ability of Maker and its Subsidiaries to pay or perform the obligations in accordance with the terms of, and avoid an Event of Default under, this Promissory Note; or (iii) the rights and remedies of Payee under this Promissory Note.

“Parent Entity” of the Maker means any Person that acquires directly or indirectly, by merger or otherwise, the capital stock of the Maker if the holders of securities that represented 100% of the Voting Stock of the Maker immediately prior to such acquisition directly own 100% of the Voting Stock of the Parent Entity immediately after such acquisition and in the exact same percentages as they owned Voting Stock in the Maker immediately prior to such acquisition.

“Permitted Indebtedness” means: (i) Indebtedness under that certain Note and Warrant Purchase Agreement among Maker and the Investors named therein, dated as of March 5, 2010, or substantially similar agreements entered into in the future with Maker’s existing venture capital investors or their affiliates, in an aggregate principal amount not exceeding $20,000,000 outstanding at any time; (ii) Indebtedness secured by a lien described in clause (vi)(A) of the defined term “Permitted Liens,” provided (A) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (B) such Indebtedness does not exceed $5,000,000 in the aggregate at any given time; (iii) Subordinated Debt; (v) Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; (v) Indebtedness in connection with a formula-based working capital line of credit with a bank or other institutional lender in which the amount of the Indebtedness does not exceed the amount of Maker’s accounts receivable shown on its balance sheet in accordance with generally accepted accounting principles, provided that such accounts receivable balance is at least $10,000,000, and (vi) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (i) through (v) above.

“Permitted Liens” mean and include: (i) Liens in favor of Payee; (ii) Liens securing Indebtedness under clause (i) of the definition of Permitted Indebtedness; (iii) Liens securing any Subordinated Debt; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Payee for the eventual payment thereof if subsequently found payable; (v) leases or subleases and licenses or sublicenses granted in the ordinary course of Maker’s business; (vi) Liens (A) upon or in any equipment which was acquired or held by Maker or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (vii) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (ix) Liens for taxes or other Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Payee for the eventual payment thereof if subsequently found payable; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (xi) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (xii) Liens on accounts receivable securing Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness, and (xiii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (ii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

“Stock Purchase Agreement” means that certain stock purchase agreement dated as of [—], 2010, between Maker and Payee.

“Subordinated Debt” means any debt incurred by Maker, the payment, performance and security of and for which is fully and completely subordinated in all respects to this Promissory Note on terms acceptable to Payee (and identified as being such by Maker and Payee).

“Subsidiary” of any Person means (i) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (ii) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other subsidiaries and (iii) any other Person included in the financial statements of such Person on a consolidated basis. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Maker.

“Taxes” shall mean any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto

“Voting Stock” means the capital stock of Maker that represents voting power with respect to the election of directors.

MAKER’S OBLIGATION TO MAKE PAYMENTS UNDER THIS PROMISSORY NOTE IS ABSOLUTE AND UNCONDITIONAL. MAKER WAIVES ANY AND ALL RIGHT OF SET-OFF, COUNTERCLAIM, DEDUCTION, WITHHOLDING, RECOUPMENT OR OTHER CLAIMS OR DEFENSES WITH RESPECT TO OR AGAINST THE PAYMENT OF AMOUNTS UNDER THIS

PROMISSORY NOTE THAT MAKER MAY NOW OR HEREINAFTER HAVE AGAINST PAYEE OR ANY OTHER PERSON OR ENTITY, OR AGAINST ANY AMOUNTS UNDER THIS PROMISSORY NOTE. NOTWITHSTANDING THE FOREGOING, PURSUANT TO SECTION 10.1.2(A) OF THE STOCK PURCHASE AGREEMENT, THE PAYEE MAY, IN ITS SOLE DISCRETION, ELECT TO OFFSET THE AMOUNT OF CERTAIN INDEMNIFIABLE LOSSES (AS DEFINED IN THE STOCK PURCHASE AGREEMENT) OWED TO A BUYER INDEMNIFIED PERSON (AS DEFINED IN THE STOCK PURCHASE AGREEMENT) UNDER SECTION 10.1 OF THE STOCK PURCHASE AGREEMENT AGAINST THE RIGHT OF THE PAYEE TO RECEIVE ALL OR A PORTION OF THE PRINCIPAL OF OR INTEREST ON THIS PROMISSORY NOTE.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note effective the day and year first written above.

CONATUS PHARMACEUTICALS INC.

By:
Name:
Title:

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